289

                                                                   EXHIBIT 21.16

                             Supplemental Agreement

The parties to this agreement are Fujita Corporation, having its principal office at 6-15, Sendagaya 4-chome, Shibuya-ku, Tokyo 151, Japan (hereinafter referred to as "Party A"), Shantou Vibro-Tech Industrial and Development Co. Ltd., having its principal office at Long Yan Nan Road, Shantou, China (hereinafter referred to as "Party B").

Based on all the terms and conditions of "Basic Agreement of Joint Research" dated March 18, 1999. The following agreements have been made between Party A and Party B only.

Article 1: Objective of Joint Research

All parties are looking forward to cooperating in the research and development of low elastic (G4) type (lead) rubber bearings.

Article 2: Contents, Apportionment and Schedule of the Joint Research

All parties are looking forward to study the detailed fundamental dynamic hysteresis characteristics of the 300 and 600 type (lead) rubber bearings.

The contents, apportionment and schedule of the Joint research are as follows:

1. Contents

Research on the G4 type (lead) rubber bearings that will be applicable to the China and Japan market.

2. Apportionment

Determining the property and detail of the (lead) bearings: All parties. Manufacturing of the (lead) rubber bearings: Party B.
Performance test on the (lead) rubber bearings: Party B.

Party A may conduct the raw material test and performance test of the (lead) rubber bearings if necessary.

3. Schedule

Party B shall finish fundamental dynamic hysteresis characteristics of a 300 type rubber bearing and a 300 lead rubber bearing satisfying the draft standard determined by all Parties and present the report on or before January 31, 2000.

Party B shall finish fundamental dynamic hysteresis characteristics of a 600 type rubber bearing and a 600 lead rubber bearing satisfying the draft standard determined by all Parties and present the report on or before March 31, 2000.



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                                      290

Article 3: Expenses for the Joint Venture

All Parties bear the expenses themselves for Joint Research according to the apportionment in Article 2.

Article 4: Publication of the Joint Research Results

Approval or disapproval of the Joint Research Results, and the contents, timing and method of such publication, shall be determined on the basis of prior consultation among all Parties. In all reports and publications which contain the data and findings of the tests, the contributions of all Parties shall be noted.

Article 5: Term of Validity

The effective term of this Agreement shall be valid until March 31, 2000 after the execution hereof. The effective term of this Agreement may be changed under the mutual agreement through consultation among all Parties.

Two copies each of English versions of this Agreement shall be drawn up as proof of the establishment of this Agreement, with one copy to be signed and sealed and held by all Parties.

October 11, 1999

(for Party A)

Fujita Corporation
By: /s/ Hirasawa Mitsuharu
Hirasawa Mitsuharu
(General Manager of Technical Research Institute)

(for Party B)

Shantou Vibro-Tech Industrial and Development Co. Ltd.
By: /s/ Zheng Binghui
Zheng Binghui
(General Manager)


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                                      291


                      ATTORNMENT TO SUPPLEMENTAL AGREEMENT

WHEREAS:

A. A Basic Agreement of Joint Research was made March 18, 1998 among Fujita Corporation, having its principal office at 6-15, Sendagaya 4-chome, Shibuya-ku, Tokyo 151, Japan (hereinafter referred to as "Party A"), Shantou Vibro-Tech Industrial and Development Co. Ltd., Long Yan Nan Road, Shantou, China (hereinafter referred to as "Party B"), ZHOU Fu Lin of Long Yan Nan Road, Shantou City, Guangdong Province, China (hereinafter referred to as "Party C").

B Under the Basic Agreement of Joint Research, the Agreement of Joint Research dated by March 14, 1996, Supplement Agreement-I dated August 1, 1996, Supplement Agreement-II dated March 15, 1997, Supplement Agreement-III dated may 10, 1997 and Supplement Agreement-IV dated July 27, 1997 made among Party A, Party B and Party C were annulled.

C. A Supplemental Agreement to the Basic Agreement of Joint Research was made October 11, 1999 between Party A and Party B, but omitted inadvertently to include Party C.

WITNESSES THAT the parties mutually covenant and agree as follows:

Party A and Party B agree that Party C is, and when the Supplemental Agreement was signed and delivered Party C should have been, a party to the Supplemental Agreement.

This Agreement makes Party C a party to the Supplemental Agreement in all respects as if Party C had been an original signatory to the Supplemental Agreement dated October 11, 1999.

Party A and Party B agree that Party C is in all respects a party to the Supplemental Agreement in his individual capacity and not in his capacity as vice-president of South China Construction University.

Party C attorns to, and agrees to comply in all respects with, the Supplemental Agreement as if Party C had been an original signatory to the Supplemental Agreement.


Three copies each of English versions of this Agreement shall be drawn up as proof of the establishment of this Agreement, with one copy to be signed and sealed and held by all Parties.

October 29, 1999

(for Party A)

Fujita Corporation

By: /s/ Hirasawa Mitsuharu
Hirasawa Mitsuharu
(General Manager of Technical Research Institute)



(for Party B)

Shantou Vibro-Tech Industrial and Development Co. Ltd.

By: /s/ Zheng Binghui
Zheng Binghui
(General Manager)


(for Party C)

/S/ Zhou Fu Lin